Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 24, 2006 accompanying the consolidated financial statements of Hiland Partners GP, LLC and subsidiaries; our report dated February 15, 2005, accompanying the combined financial statements of net assets acquired from Hiland Partners, LLC by Hiland Partners, LP; and our reports dated May 24, 2006, accompanying the balance sheets of Hiland Holdings GP, LP and Hiland Partners GP Holdings, LLC included in Hiland Holdings GP, LP’s prospectus contained in the registration statement on Form S-1/A (file No. 333-134491) which is incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
September 20, 2006